EXHIBIT 99.1

Total Entertainment Restaurant Corp. Announces Its 66th Location in Wichita, KS

WICHITA, Kan., March 12, 2004 (PRIMEZONE) -- Total Entertainment Restaurant Corp. (Nasdaq:TENT), owner and operator of the Fox and Hound and Bailey's restaurant brands, today announced the opening of its 66th location.

The new 9,562-square-foot Fox and Hound Pub & Grille is located in The Waterfront development in Wichita, KS. The restaurant seats approximately 300 guests including lakeside patio seating. The unit is open seven days a week for lunch and dinner.

"Wichita is a special market for us since it is where our corporate headquarters are located. The Wichita unit marks the second restaurant we have opened with our new expanded menu, and it is the first unit to include our new unit decor and design," said Steve Johnson, Chief Executive Officer.

"This unit has had one of the best opening sales weeks for our company. The reception to our new food menu has been encouraging and our food mix of approximately 50 percent is significantly higher than our company average of 34 percent. Wichita's food mix mirrors the results we have seen from our Gilbert, AZ store which opened in January and was the first unit to roll out the new menu. New units going forward will have the new menu and will incorporate the design and decor changes made in the Wichita location," said Johnson.

The Company currently operates 66 restaurants under the "Fox and Hound" and "Bailey's" brand names that each provide a social gathering place offering high quality food, drinks and entertainment in an upscale, casual environment.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. Our actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, potential increases in food, alcohol, labor, and other operating costs, changes in competition, the inability to find suitable new locations, changes in consumer preferences or spending patterns, changes in demographic trends, the effectiveness of our operating and growth initiatives and promotional efforts, and changes in government regulation. Further information about the factors that might affect the Company's financial and other results are included in the Company's 10-K and 10-Q, filed with the Securities and Exchange Commission.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT:   Total Entertainment Restaurant Corp.
           Jim Zielke
           316/634-0505, x6221
           InvestorRelations@totent.com